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                                                                  EXHIBIT (d)(2)

                                 AMENDMENT NO. 3
                                       TO
                     BELL MICROPRODUCTS INC. 1998 STOCK PLAN
               (AS AMENDED AND RESTATED THROUGH FEBRUARY 20, 2002)


         WHEREAS, the Board of Directors of Bell Microproducts Inc. adopted, and the shareholders have approved, the Bell Microproducts Inc. 1998 Stock Plan (the "Plan"), as amended from time to time; and

         WHEREAS, pursuant to the authority granted in Section 16 of the Plan, the Board of Directors have properly approved this Amendment No. 3;

         NOW, THEREFORE, RESOLVED, that, effective ____________, 2002, the Plan is hereby amended as follows:

         1. Section 2(gg) of the Plan is hereby amended in its entirety to read as follows:

                  "(gg) "Stock Purchase Right" means the right to purchase or an award of Restricted Stock or the right to acquire shares of Common Stock through Restricted Stock Units granted pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant."

         2. Section 2 of the Plan is hereby amended by adding new subsections (ii) and (jj) which shall read as follows:

                  "(ii) `Restricted Stock Unit' means the right to receive a share of Common Stock awarded or acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

                  (jj) `Restricted Stock Unit Agreement' means a written agreement between the Company and the Service Provider evidencing the terms and restrictions applying to Common Stock which may be acquired through the grant of Restricted Stock Units. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan and the Notice of Grant."



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         3.       Section 11 of the Plan is hereby amended by adding a new
subsection (d) which shall read as follows:

                  "(d) Restricted Stock Units. The Administrator shall determine those Service Providers who shall be eligible for an award of Restricted Stock Units. Each award of Restricted Stock Units shall be evidenced by a Restricted Stock Unit Agreement, which shall be in such form as may be approved from time to time by the Administrator and may vary among Service Providers.

                           (i) The Restricted Stock Unit Agreement shall state the total number of Restricted Stock Units, shall set forth the risks of forfeiture, if any, which shall apply to the Restricted Stock Units covered by the award, and shall specify the manner in which such risks of forfeiture shall lapse. The Administrator may, in its sole discretion, modify the manner in which such risks of forfeiture shall lapse but only with respect to those Restricted Stock Units which are restricted as of the effective date of the modification.

                           (ii) As the risks of forfeiture on Restricted Stock Units lapse, the Administrator shall cause to be issued one or more stock certificates in the Service Provider's name and shall deliver such certificates to the Service Provider in satisfaction of such Restricted Stock Units.

                           (iii) Until the risks of forfeiture on the Restricted Stock Units have lapsed, the Service Provider shall not be entitled to vote any shares of stock which may be acquired through the Restricted Stock Units, shall not receive any dividends attributable to such shares, and shall not have any other rights as a shareholder with respect to such shares.

                           (iv) Other Provisions. The Restricted Stock Unit Agreement authorized under this Section 11(d) shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion."

         4. The third sentence of Section 14(b) is hereby amended in its entirety to read as follows:

         "In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right or any risks of forfeiture on an award of Restricted Stock granted pursuant to Section 11(b) or an award of Restricted Stock Units granted pursuant to Section 11(d) shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated."

         5. The second and fourth sentences of Section 14(c) are hereby amended in its entirety to read as follows:

                  "In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to


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         which it would not otherwise be vested or exercisable, and all risks of forfeiture on awards of Restricted Stock granted pursuant to Section 11(b) and Restricted Stock Units granted pursuant to Section 11(d) shall lapse.

         Except with respect to awards of Restricted Stock granted pursuant to
         Section 11(b) and Restricted Stock Units granted pursuant to Section 11(d), such Option or Stock Purchase Right shall remain exercisable for a period of fifteen (15) days from the date of such notice but shall terminate upon the expiration of such period."

         6. The relevant sections of the Plan, including but not limited to
Section 4(b)(xi), are hereby amended by replacing the phrase, "Option Agreement or Restricted Stock Agreement" with "Option Agreement, Restricted Stock Agreement or Restricted Stock Unit Agreement," wherever such phrase appears therein.

         7. Except as otherwise modified herein, all other provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company has executed this document effective as of the ____ day of _______________, 2002.


In the Presence of:                     BELL MICROPRODUCTS INC.


                                        By
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                                          Its
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